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Exhibit 3.1

ARTICLES OF INCORPORATION

OF

GRAMERCY CAPITAL CORP.

ARTICLE I

INCORPORATOR

GRAMERCY CAPITAL CORP., a Maryland corporation, having its principal office in New York, New York (which is hereinafter referred to as the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        First: The Corporation desires to amend and restate its Articles of Incorporation;

        Second: The provisions of the Articles of Incorporation ("Charter") which are now in effect, dated as of March 31, 2004 and as amended hereby in accordance with the Maryland General Corporation Law, are as follows:

ARTICLE II

NAME

        The name of the corporation (the "Corporation") is:

Gramercy Capital Corp.

ARTICLE III

PURPOSE

        The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.

        The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other article of the Articles of Incorporation of the Corporation, as amended from time to time (the "Charter") and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

        The address of the principal office of the Corporation in the State of Maryland is c/o National Registered Agents, Inc. of MD, 11 E. Chase Street, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is National Registered Agents, Inc. of MD, 11 E. Chase Street, Baltimore, Maryland 21202. The resident agent is a corporation of and resident of the State of Maryland.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

        Section 1.    Number and Classification of Directors.    The business and affairs of the Corporation shall be managed under the direction of the Board of Directors of the Corporation (the "Board of Directors"). The number of directors of the Corporation shall be three, which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law. The name of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

    Stephen L. Green
    Marc Holliday
    Hugh Hall

        These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors prior to the first annual meeting of stockholders in the manner provided in the Bylaws.

        At any meeting of stockholders, the directors may be classified, with respect to the terms for which they severally hold office, into three classes, one class to hold office initially for a term expiring at the next succeeding annual meeting of stockholders, another class to hold office initially for a term expiring at the second succeeding annual meeting of stockholders and another class to hold office initially for a term expiring at the third succeeding annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualify. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

        Section 2.    Authorization by Board of Stock Issuance.    The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws.

        Section 3.    Preemptive Rights.    Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Article VI, Section 4, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

        Section 4.    Indemnification.    The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of its Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

        Section 5.    Determinations by Board.    The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any matters relating to the acquisition, holding and disposition of any assets by the Corporation.

        Section 6.    REIT Qualification.    If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code.

        Section 7.    Removal of Directors.    Any director, or the entire Board of Directors, may be removed from office at any time, for cause only, by the affirmative vote of a majority of the votes entitled to be cast for the election of directors.

ARTICLE VI

STOCK

        Section 1.    Authorized Shares.    The Corporation has authority to issue a total of 200,000,000 shares of capital stock (par value $0.001 per share), consisting of 100,000,000 shares of Common Stock, $0.001 par value per share ("Common Stock"), 25,000,000 shares of Preferred Stock, $0.001 par value per share ("Preferred Stock"), and 75,000,000 shares of Excess Stock, $0.001 par value per share ("Excess Stock"). The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock. The aggregate par value of all authorized shares of stock having par value is $200,000.

        Section 2.    Common Stock.    Subject to the provisions of Article VII, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

        Section 3.    Preferred Stock.    The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more series of stock.

        Section 4.    Classified or Reclassified Shares.    Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland ("SDAT"). Any of the terms of any class or series of stock set pursuant to clause (c) of this Section 4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

        Section 5.    Charter and Bylaws.    All persons who shall acquire stock in the Corporation shall acquire such stock subject to the provisions of the charter and the Bylaws.

ARTICLE VII

RESTRICTION ON TRANSFER, ACQUISITION AND REDEMPTION OF SHARES

        Section 1.    Definitions.    For purposes of this Article VII, the following terms shall have the following meanings:

        "Beneficial Ownership" shall mean ownership of shares of Equity Stock by a Person who is or would be an actual owner, for Federal income tax purposes, of such shares of Equity Stock or who is or would be treated as an owner of such shares of Equity Stock through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms "Beneficial Owner," "Beneficially Owns," "Beneficially Own" and "Beneficially Owned" shall have the correlative meanings.

        "Charitable Beneficiary" shall mean a beneficiary of the Trust as determined pursuant to Section 14 of this Article VII, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 170(c)(2), 2055 and 2522 of the Code.

        "Constructive Ownership" shall mean ownership of Equity Stock by a Person, whether the interest in the shares of Equity Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

        "Effective Date" shall mean the date as of which the Corporation's registration statement on Form S-11 (File No. 33-114673) is declared effective by the Securities and Exchange Commission.

        "Equity Stock" shall mean stock that is either Common Stock or Preferred Stock.

        "Market Price" as to any date shall mean the average of the last sales price reported on the New York Stock Exchange, Inc. ("NYSE") of Common Stock or Preferred Stock, as the case may be, on the ten trading days immediately preceding the relevant date, or if not then traded on the New York Stock Exchange, the average of the last reported sales price of the Common Stock or Preferred Stock, as the case may be, on the ten trading days immediately preceding the relevant date as reported on any exchange or quotation system over which the Common Stock or Preferred Stock, as the case may be, may be traded, or if not then traded over any exchange or quotation system, then the market price of the Common Stock or Preferred Stock, as the case may be, on the relevant date as determined in good faith by the Board of Directors.

        "Ownership Limit" shall initially mean (i) 9.8%, of the lesser of the aggregate number or value of the outstanding shares of Common Stock of the Corporation and, after any adjustment as set forth in

Section 9 of this Article VII, shall mean such percentage as so adjusted (the "Common Stock Limit"), and (ii) 9.8% in value of the aggregate of the outstanding shares of Equity Stock and, after any adjustment as set forth in Section 9 of this Article VII, shall mean such percentage so adjusted (the "Aggregate Stock Limit"). The Corporation may, in Articles Supplementary, determine a limit on the ownership of one or more classes or series of its Preferred Stock (the "Preferred Stock Limit"). From and after such determination, references to the Ownership Limit herein will include the Preferred Stock Limit, as applicable. The number and value of shares of the Equity Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

        "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter which participated in a public offering of the Common Stock and/or Preferred Stock for a period of 30 days following the purchase by such underwriter of shares of the Common Stock and/or Preferred Stock.

        "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock as described below in Section 3 of this Article VII, the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Equity Stock, if such Transfer had not been void under Section 2 of this Article VII.

        "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock as described below in Section 3 of this Article VII, the record holder of the Equity Stock if such Transfer had not been void under Section 2 of this Article VII.

        "Restriction Termination Date" shall mean the first day after the Effective Date on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

        "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition of Equity Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Stock), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise. The terms "Transfers" and "Transferred" shall have the correlative meanings.

        "Trust" shall mean the trust created pursuant to Section 14 of this Article VII.

        "Trustee" shall mean the Person that is appointed by the Corporation pursuant to Section 14 of this Article VII to serve as trustee of the Trust, and any successor thereto.

        Section 2.    Ownership Limitation.    (i)    Except as provided in Section 11 of this Article VII, from the Effective Date and prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit.

        (ii)   Except as provided in Section 11 of this Article VII, from the Effective Date and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Equity Stock which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such shares of Equity Stock.

        (iii)  From the Effective Date and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Equity Stock being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such shares of Equity Stock which would be otherwise beneficially owned by the transferee; and the intended transferee shall acquire no rights in such shares of Equity Stock.

        (iv)  From the Effective Date and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year) shall be void ab initio as to the Transfer of the shares of Equity Stock which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such shares of Equity Stock.

        Section 3.    Excess Stock.     (i)    If, subject to Section 19 of this Article VII but notwithstanding the other provisions contained in this Article VII, at any time after the date of the Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation such that any Person would Beneficially Own or Constructively Own Equity Stock in excess of the applicable Ownership Limit, then, except as otherwise provided in Section 11, such shares of Equity Stock in excess of such Ownership Limit (rounded up to the nearest whole share) shall be converted into Excess Stock and be treated as provided in this Article VII. Such conversion and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.

        (ii)   If, subject to Section 19 of this Article VII but notwithstanding the other provisions contained in this Article VII, at any time after the date of the Effective Date and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation which, if effective, would cause the Corporation to become "closely held" within the meaning of Section 856(h) of the Code, then the shares of Equity Stock being Transferred which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall be converted into Excess Stock and be treated as provided in this Article VII. Such conversion and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.

        Section 4.    Prevention of Transfer.    If the Board of Directors or its designee shall at any time determine in good faith that a Transfer has taken place in violation of Section 2 of this Article VII or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution) Beneficial Ownership or Constructive Ownership of any shares of stock of the Corporation in violation of Section 2 of this Article VII, the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin or rescind such Transfer; provided, however, that any Transfers or attempted Transfers in violation of subparagraphs Section 2 (ii) and (iv) of this Article VII shall automatically result in the conversion and treatment described in Section 3, irrespective of any action (or non-action) by the Board of Directors.

        Section 5.    Notice to Corporation.    Any Person who acquires or attempts to acquire shares in violation of Section 2 of this Article VII, or any Person who is or attempts to become a transferee such that Excess Stock results under Section 3 of this Article VII, shall immediately give written notice or, in the event of a proposed or attempted Transfer, give at least 15 days prior written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as a REIT.

        Section 6.    Information for Corporation.    From the date of the Effective Date and prior to the Restriction Termination Date, each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner shall upon demand provide in writing to the Corporation any information with respect to the direct, indirect and Constructive Ownership of Equity Stock of the Corporation as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

        Section 7.    Other Action by Board.    Subject to the provisions of Section 19 of this Article VII, nothing contained in this Article VII shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT.

        Section 8.    Ambiguities.    In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in Section 1, the Board of Directors shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it.

        Section 9.    Increase in Ownership Limit.    Subject to the limitations provided in Section 10 of this Article VII, the Board of Directors may from time to time increase the Ownership Limit.

        Section 10.    Limitations on Changes in Ownership Limit.    (i) The Ownership Limit for a class or series of Equity Stock may not be increased if, after giving effect to such increase, five or fewer Beneficial Owners of Equity Stock would Beneficially Own, in the aggregate, more than 50.0% in value of the outstanding shares of Equity Stock.

          (ii)   Prior to any modification of the Ownership Limit pursuant to Section 9 of this Article VII, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

        Section 11.    Exemptions by Board.    The Board of Directors may, in its sole discretion, waive the Ownership Limit with respect to any particular Person or Persons if evidence satisfactory to the Board of Directors and the Corporation's tax counsel is presented that the changes in ownership pursuant to such waiver will not cause the Corporation not to continue to be qualified as a REIT and are not reasonably likely to cause the Corporation not to continue to be qualified as a REIT in the future and the Board of Directors otherwise decides that such action is in the best interest of the Corporation.

        Section 12.    Legend.    (i) In addition to any other legend required by applicable law, each certificate for shares of Common Stock shall bear substantially the following legend:

  THE CORPORATION WILL FURNISH TO ANY STOCKHOLDER ON REQUEST AND WITHOUT CHARGE A FULL STATEMENT OF THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS, QUALIFICATIONS, AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS WHICH THE CORPORATION IS AUTHORIZED TO ISSUE, OF THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES OF A PREFERRED OR SPECIAL CLASS IN SERIES WHICH THE CORPORATION IS AUTHORIZED TO ISSUE, TO THE EXTENT THEY HAVE BEEN SET, AND OF THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES OF A PREFERRED OR SPECIAL CLASS OF STOCK. SUCH REQUEST MAY BE MADE TO THE SECRETARY OF THE CORPORATION OR TO ITS TRANSFER AGENT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). EXCEPT AS OTHERWISE PROVIDED IN THE CHARTER OF THE CORPORATION, (1) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF EQUITY STOCK IN EXCESS OF 9.8% (IN VALUE OR NUMBER) OF THE OUTSTANDING CAPITAL STOCK OF THE CORPORATION; OR (2) THERE SHALL BE NO TRANSFER OR OTHER EVENT THAT WOULD CAUSE A VIOLATION OF THE OWNERSHIP LIMIT, THAT WOULD RESULT IN EQUITY STOCK OF THE CORPORATION BEING BENEFICIALLY OWNED BY FEWER THAN 100 PERSONS OR THAT WOULD RESULT IN THE CORPORATION'S BEING "CLOSELY HELD" UNDER SECTION 856(H) OF THE CODE. ANY PERSON WHO VIOLATES, OR ATTEMPTS TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF EQUITY STOCK IN EXCESS OF, THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION IN WRITING. IF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ARE VIOLATED, THE SHARES OF EQUITY STOCK REPRESENTED HEREBY WILL BE

  AUTOMATICALLY CONVERTED INTO SHARES OF EXCESS STOCK WHICH WILL BE HELD IN TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES AS PROVIDED IN THE CHARTER. IN ADDITION, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CHARTER OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF CAPITAL STOCK OF THE CORPORATION ON REQUEST AND WITHOUT CHARGE.

          (ii)   In addition to any other legend required by applicable law, each certificate for shares of Preferred Stock shall bear such legend as may be set forth in the Articles Supplementary with respect to the transferability of such Preferred Stock.

        Section 13.    Severability.    If any provision of this Article VII or any application of any such provision is determined to be void, invalid or unenforceable by virtue of any legal decision, statute, rule or regulation, then the Purported Record Transferee may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such shares of Excess Stock and to hold such shares of Excess Stock on behalf of the Corporation and the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

        Section 14.    Trust for Excess Stock.    Upon any purported Transfer that results in Excess Stock pursuant to Section 3 of this Article VII, such Excess Stock shall be deemed to have been transferred by operation of law to the Trustee of a trust (the "Trust") for the exclusive benefit of one or more Charitable Beneficiaries. The Trustee shall be appointed by the Corporation, and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee or any Purported Record Transferee. By written notice to the Trustee, the Corporation shall designate one or more non-profit organizations to be the Charitable Beneficiary(ies) of the interest in the Trust representing the Excess Stock such that (a) the shares of Equity Stock, from which the shares of Excess Stock held in the Trust were so converted, would not violate the restrictions set forth in Section 2 of this Article VII in the hands of such Charitable Beneficiary and (b) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(a), 170(c)(2) and 501(c)(3) of the Code. The Trustee of the Trust will be deemed to own the Excess Stock for the benefit of the Charitable Beneficiary on the date of the purported Transfer that results in Excess Stock pursuant to Section 3 of this Article VII. Shares of Excess Stock so held in trust shall be issued and outstanding stock of the Corporation. The Purported Record Transferee shall have no rights in such Excess Stock except as expressly provided for in the this Article VII.

        Section 15.    Dividends on Excess Stock.    Shares of Excess Stock will be entitled to dividends and distributions authorized and declared with respect to the class or series of Equity Stock from which the Excess Stock was converted and will be payable to the Trustee of the Trust in which such Excess Stock is held, for the benefit of the Charitable Beneficiary. Dividends and distributions will be authorized and declared with respect to each share of Excess Stock in an amount equal to the dividends and distributions authorized and declared on each share of stock of the class or series of Equity Stock from which the Excess Stock was converted. Any dividend or distribution paid to a Purported Record Transferee of Excess Stock prior to the discovery by the Corporation that Equity Stock has been transferred in violation of the provisions of the Charter shall be repaid by the Purported Record Transferee to the Trustee upon demand. The Corporation shall rescind any dividend or distribution authorized and declared but unpaid as void ab initio with respect to the Purported Record Transferee, and the Corporation shall pay such dividend or distribution when due to the Trustee of the trust for the benefit of the Charitable Beneficiary.

        Section 16.    Liquidation Distributions for Excess Stock.    Subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Directors, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any other distribution of all or substantially all of the assets of the Corporation, each holder of shares of Excess Stock shall be entitled to receive, in the case of Excess Stock converted from Preferred Stock, ratably with each other holder of Preferred Stock and Excess Stock converted from Preferred Stock and having the same rights to payment upon liquidation, dissolution or winding up as such Preferred Stock and, in the case of Excess Stock converted from Common Stock, ratably with each other holder of Common Stock and Excess Stock converted from Common Stock, that portion of the assets of the Corporation available for distribution to its stockholders as the number of shares of the Excess Stock held by such holder bears to the total number of shares of (i) Preferred Stock and Excess Stock then outstanding (in the case of Excess Stock converted from Preferred Stock) and (ii) Common Stock and Excess Stock then outstanding (in the case of Excess Stock converted from Common Stock).

        Any liquidation distributions to be distributed with respect to Excess Stock shall be distributed in the same manner as proceeds from the sale of Excess Stock are distributed as set forth in Section 18 of this Article VII.

        Section 17.    Voting Rights for Excess Stock.    Any vote cast by a Purported Record Transferee of Excess Stock prior to the discovery by the Corporation that Equity Stock has been transferred in violation of the provisions of the Charter shall be void ab initio. While the Excess Stock is held in trust, the Purported Record Transferee will be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Equity Stock which have been converted into shares of Excess Stock for the benefit of the Charitable Beneficiary.

        Section 18.    Non-Transferability of Excess Stock.    Excess Stock shall not be transferable. In its sole discretion, the Trustee of the Trust may transfer the interest in the Trust representing shares of Excess Stock to any Person if the shares of Excess Stock would not be Excess Stock in the hands of such Person. If such transfer is made, the interest of the Charitable Beneficiary in the Excess Stock shall terminate and the proceeds of the sale shall be payable by the Trustee to the Purported Record Transferee and to the Charitable Beneficiary as herein set forth. The Purported Record Transferee shall receive from the Trustee the lesser of (i) the price paid by the Purported Record Transferee for its shares of Equity Stock that were converted into Excess Stock or, if the Purported Record Transferee did not give value for such shares (e.g., the stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of Excess Stock were converted for the ten trading days immediately preceding such sale or gift, and (ii) the price received by the Trustee from the sale or other disposition of the Excess Stock held in trust. The Trustee may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 15 of this Article VII. Any proceeds in excess of the amount payable to the Purported Record Transferee shall be paid by the Trustee to the Charitable Beneficiary. Upon such transfer of an interest in the Trust, the corresponding shares of Excess Stock in the Trust shall be automatically exchanged for an equal number of shares of Equity Stock, as applicable, and such shares of Equity Stock, as applicable, shall be transferred of record to the transferee of the interest in the Trust if such shares of Equity Stock, as applicable, would not be Excess Stock in the hands of such transferee. Prior to any transfer of any interest in the Trust, the Corporation must have waived in writing its purchase rights under Section 20 of this Article VII.

        Section 19.    NYSE Transactions.    Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE. The fact that the settlement of any transaction may occur shall not negate the effect of any other provision of this Article VII and any transferee in such transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

        Section 20.    Call by Corporation on Excess Stock.    Shares of Excess Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share payable to the Purported Record Transferee equal to the lesser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price of the Common Stock or Preferred Stock from which such Excess Stock was converted on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 15 of this Article VII. The Corporation may pay the amount of such reductions to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Corporation's receipt of notice pursuant to Section 5 of this Article VII and (ii) if the Corporation does not receive a notice of such Transfer pursuant to Section 5 of this Article VII, the date that the Board of Directors determines in good faith that a Transfer resulting in Excess Stock has occurred, but in no event later than a permitted Transfer pursuant to and in compliance with the terms of Section 18 of this Article VII.

        Section 21.    Enforcement.    The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

        Section 22.    Non-Waiver.    No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII

VOTE REQUIRED

        Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in this Charter.

ARTICLE IX

AMENDMENTS

        The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this charter, of any shares of outstanding stock. All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation. Any amendment to the charter shall be valid only if approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

ARTICLE X

LIMITATION OF LIABILITY

        To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Third: These Articles of Amendment and Restatement of the Corporation have been approved by a majority of the Board of Directors and approved by the stockholders of the Corporation as required by law.

IN WITNESS WHEREOF, these Articles of Amendment and Restatement have been signed on this 14th day of May, 2004 by the undersigned, each of whom acknowledges, under penalty of perjury, that this document is his free act and deed, that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.	I hereby consent to my designation in this document as resident agent for this corporation.

 SIGNATURE OF RESIDENT AGENT LISTED IN ARTICLE IV:

/s/ National Registered Agents, Inc. of MD
National Registered Agents, Inc. of MD
By:	/s/ MARC HOLIDAY Name: Marc Holiday Title: Chief Executive Officer & President
ATTEST:
By:	/s/ GREGORY F. HUGHES Name: Gregory F. Hughes Title: Chief Credit Officer

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  Exhibit 3.1
ARTICLES OF INCORPORATION OF GRAMERCY CAPITAL CORP.
ARTICLE VIII VOTE REQUIRED
ARTICLE IX AMENDMENTS
ARTICLE X LIMITATION OF LIABILITY